Exhibit 10.49

MANAGEMENT SERVICES AGREEMENT

WITH

THL EQUITY ADVISORS IV, LLC

AGREEMENT entered into as of December 7,1999, between THL Equity Advisors IV, LLC, a Massachusetts limited liability company (the “Consultant”), and Big Flower Holdings, Inc., a Delaware corporation (“Big Flower”).

WHEREAS, the Consultant has and its affiliates have staff specially skilled in corporate finance, strategic corporate planning and other management skills and services;

WHEREAS, as of the date hereof, Big Flower has completed its merger pursuant to the Amended and Restated Agreement and Plan of Merger (as amended, the “Merger Agreement”) dated as of October 11, 1999 between Big Flower and BFH Merger Corp., a Delaware corporation and an affiliate of the Consultant;

WHEREAS, Big Flower will require the Consultant’s special skills and management advisory services in connection with its general business operations; and

WHEREAS, the Consultant is willing to provide such skills and services to Big Flower.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Engagement. Big Flower hereby engages the Consultant for the Term (as defined in Section 2) and upon the terms and conditions herein set forth to provide consulting and management advisory services to Big Flower, as requested by Big Flower. These services will be in connection with financial and strategic corporate planning and such other management services as the Consultant and Big Flower shall mutually agree. In consideration of the remuneration herein specified, the Consultant accepts such engagement and agrees to perform the services specified herein.

2.         Term. The engagement hereunder shall be for a term commencing on January 1, 2000 and expiring on the date that the THL Entities (as defined in the Investors’ Agreement) cease to own, collectively, at least one-third of the number of shares of Big Flower common stock they hold collectively immediately after the Effective Time (as defined in the Merger Agreement), unless the Consultant and Big Flower agree to extend the term beyond such date, in which case the term shall expire on the date agreed to by the Consultant and Big Flower (the “Term”). “Investors’ Agreement”

means the Investors’ Agreement dated as of the date hereof among Big Flower, R. Theodore Ammon, Thomas H. Lee Equity Fund IV, L.P., Evercore Capital Partners L.P. and the other parties named therein.

3.         Services to be Performed. The Consultant shall devote reasonable time and efforts to the performance of the consulting and management advisory services contemplated by this Agreement. However, no precise number of hours is to be devoted by the Consultant on a weekly or monthly basis. The Consultant may perform services under this Agreement directly, through its employees or agents, or with such outside consultants as the Consultant may engage for such purpose. The Consultant agrees that the consulting and management advisory services provided hereunder will be performed by individuals qualified in accordance with the Consultant’s normal business practices and in a manner providing quality of standards no lower than the quality provided by the Consultant to its other customers.

4.         Compensation; Expense Reimbursement.

(a)       In consideration of the management advisory services hereunder, Big Flower agrees to pay to the Consultant an annual fee equal to $385,850 (to be adjusted as set forth in the Addendum to this Agreement). The annual fee shall be payable in equal quarterly installments each year, to be paid in advance on the first day of each calendar quarter with the first such payment to be made on January 1, 2000, except to the extent that any such payment is prohibited by Section 9.06 of the Credit Agreement, dated as of the date hereof, among Big Flower, as a Guarantor, Big Flower Press Holdings, Inc. and various Subsidiaries of Big Flower Press Holdings, Inc., as Borrowers, various Lenders, Chase Securities, Inc. and Deutsche Bank Securities Inc. as Joint Lead Arrangers and Joint Book Managers, The Chase Manhattan Bank, as Administrative Agent, Bankers Trust Company, as Syndication Agent, Bank of America, N.A., (as such terms are defined in such Credit Agreement), in which case payments of the annual fee shall be made in such a manner as to comply with such Section 9.06 of such Credit Agreement.

(b)       Big Flower shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant, and its affiliates, in connection with management advisory services provided by the Consultant hereunder, including, without limitation, reasonable travel, lodging, accounting, legal, administrative and similar out-of-pocket costs reasonably incurred by it in connection with its performance of services for Big Flower hereunder. Reimbursement shall be made only upon presentation to Big Flower by the Consultant of reasonably itemized documentation therefor.

5.         Indemnification. (a) In addition to its agreements and obligations under this Agreement, Big Flower agrees to indemnify and hold harmless the Consultant, and its affiliates (including their respective officers, directors, stockholders, partners, members, employees and agents) from and against any and all actions, claims, liabilities, losses and damages (or actions in respect thereof), in any way related to or arising out of the execution, delivery and existence of this Agreement, or the performance by the Consultant of services under Sections 1 and 3 of this Agreement (other than for expenses described in Section 4(b) hereof which are reimbursed under Section 4 hereof), and to reimburse the Consultant and any other such indemnified person for reasonable out-of-pocket legal and other expenses incurred by it in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the Consultant’s performance under this Agreement (whether or not such indemnified person is a named party in such proceeding); provided, however, that Big Flower shall not be responsible under this Section 5 for any claims, liabilities, losses, damages or expenses to the extent that they are finally judicially determined to result from actions taken by the Consultant (or such other indemnified person) due to the Consultant’s (or such other indemnified person’s) gross negligence or willful misconduct.

(b)       Big Flower also agrees that the Consultant (or such other indemnified person) shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to Big Flower or any of its affiliates for or in connection with the retention of the Consultant pursuant to this Agreement or the performance of the Consultant of its obligations under this Agreement, except to the extent that any such liability is finally judicially determined to have resulted from the Consultant’s (or such other indemnified person’s) gross negligence or willful misconduct.

(c)       The indemnification provided for in this Section 5 shall be in addition to any liability which Big Flower may otherwise have to the Consultant or the other indemnified persons. Further, if and to the extent that the indemnification provided for in this Section 5 is not enforceable for any reason, Big Flower agrees to make the maximum contribution possible pursuant to applicable law to the payment and satisfaction of any actions, claims, liabilities, losses and damages incurred by the Consultant or the other indemnified persons for which they would have otherwise been entitled to be indemnified hereunder.

(d)       If any action, claim, proceeding or investigation is commenced as to which the Consultant (or such other indemnified person) proposes to demand indemnification, the Consultant shall notify Big Flower with reasonable promptness; provided, however, that any failure by the Consultant (or such other indemnified person) to notify Big Flower shall not relieve Big Flower from its obligations hereunder. The Consultant (or such other indemnified person) shall have the right to retain counsel of its own choice to represent it, and Big Flower shall pay the reasonable fees, expenses and disbursements of such counsel as incurred; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Big Flower and any counsel designated by Big Flower. Big Flower shall be liable for any settlement of any claim against the Consultant (or such other indemnified person) made with Big Flower’s written consent, which consent shall not be unreasonably withheld. Big Flower shall not, without the prior written consent of the Consultant (or such other indemnified person), settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Consultant (or such other indemnified person) of an unconditional release from all liability in respect of such claim.

6.         Notices. All notices hereunder, to be effective, shall be in writing and shall be sent by reputable nationwide courier, or sent by facsimile, as follows:

(i)	If to the Consultant:

THL Equity Advisors IV, LLC
c/o Thomas H. Lee Company
75 State Street
Boston, Massachusetts 02109
Attention: Anthony J. DiNovi
Facsimile: 617-227-3514

(ii)	If to Big Flower;
Big Flower Holdings, Inc.
3 East 54th Street
New York, New York 10022
Attention: Irene B. Fisher
Facsimile: 212-715-4902

7.         Modifications. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

8.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns but may not be assigned by either party without the prior written consent of the other. Notwithstanding the foregoing (but subject to the final sentence of Section 3), the Consultant may elect to have its obligations hereunder performed in whole or in part by a partnership or other entity affiliated with the Consultant, and the Consultant may direct that any compensation (including all or a portion of the fees under Section 4(a), and reimbursement of expenses be paid to the affiliate performing the services hereunder with respect thereto.

9.         Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

10.      Governing Law. This Agreement shall be construed under and governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts or choice of laws, or any other law that would make the laws of any jurisdiction other than the State of New York applicable hereto.

11.      Counterparts . This Agreement may be signed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Management Services Agreement as of the date first above written.

THL EQUITY ADVISORS IV, LLC

By:	/s/ Anthony J. DiNovi
	Name:	Anthony J. DiNovi
	Title:	Managing Director

BIG FLOWER HOLDINGS, INC.

By:	/s/ Irene B. Fisher
Name:
Title:

Addendum

The parties understand and agree that in accordance with the Limited Partnership Agreement of Thomas H. Lee Equity Fund IV, L.P. (“Fund IV”), the Consultant is obligated to advise Big Flower when certain limitations have been reached on management, consulting and transaction fee income received from Big Flower, pursuant to that certain Management Services Agreement dated as of the date hereof between Big Flower and Thomas H. Lee Capital, LLC, by “GP Affiliates” (which term includes Thomas H. Lee Capital, LLC) as defined in the Limited Partnership Agreement of Fund IV (the “Special Fee Limitation”), and to direct that certain of such fees after such Special Fee Limitation is reached be paid instead directly to the Consultant, pursuant to this Agreement. Big Flower hereby agrees that it will act as directed in any such written notice with respect to such fees, which shall be additional consideration to the Consultant for the services rendered hereunder.